NEWS RELEASE

Contacts:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.
(714) 801-9021 or (949) 250-7781

Wildlife Conservation Board Approves Purchase of 103 Acres of CALC’s 208-Acre Bolsa Chica Mesa Property

                IRVINE, California, August 12, 2004 — California Coastal Communities, Inc. (NASDAQ: CALC) reported that the State’s Wildlife Conservation Board approved the previously announced agreement to purchase the Company’s 103-acre lower bench of the Bolsa Chica mesa for $65 million, which transaction remains subject to shareholder approval.  The proposed transaction received overwhelming support, with favorable comments from Assembly member Tom Harman from Huntington Beach and Flossie Horgan of the Bolsa Chica Land Trust, plus more than 270 letters of support from the public.  In their November 2000 decision, the Coastal Commission suggested that the lower bench of the mesa be preserved as upland habitat.

                Raymond J. Pacini, CEO of the Company, stated:  “We are pleased that the Wildlife Conservation Board approved the agreement.   Using Proposition 50 funds to acquire the property achieves the Coastal Commission’s goal of preserving the lower bench as upland habitat. The only step left is for the Commission to approve our application for 379 homes on the upper bench.  We believe that our plan for the upper bench complies with the Coastal Act and remain hopeful that the Coastal Commission will approve our permit application at its October hearing.”

                The Company is a residential land development and homebuilding company operating in southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside

Homes, Inc.  Signal Landmark owns 208 acres on the Bolsa Chica Mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California.  Hearthside Homes, Inc. has delivered over 1,600 homes to families throughout southern California over the last nine years.

Prohibition Against Becoming a 5% Stockholder and No Further Acquisitions by Current 5% or Greater Stockholders

                Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $176 million of net operating loss carryovers (“NOLs”). All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company will not entertain requests for permission to exceed the limitations on stock acquisitions in the foreseeable future, because the Company’s board of directors has determined that such acquisitions could jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,”

“should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to statements about the Company’s plans, objectives, goals, expectations and intentions, the timing and outcomes of real estate development, the timing and outcomes of regulatory approval processes or administrative proceedings, and other statements contained herein that are not historical facts.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the demand for residential real estate; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development and construction; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

The Company  assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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